Exhibit 10.1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of CFI ProServices, Inc., d/b/a Concentrex Incorporated

We have audited the accompanying consolidated balance sheets of CFI ProServices, Inc. (an Oregon corporation), d/b/a Concentrex Incorporated, and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFI ProServices, Inc., d/b/a Concentrex Incorporated, and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                  ARTHUR ANDERSEN LLP
Portland, Oregon
January 28, 2000

                             CFI PROSERVICES, INC.
                          dba CONCENTREX INCORPORATED
                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                                                           December 31,       December 31,
                                                                              1999                 1998
                                                                        ------------------   ------------------
ASSETS
Current Assets:

  Cash and cash equivalents                                           $                 -  $             3,589
  Restricted cash                                                                   1,289                    -
  Receivables, net of allowances of  $3,268 and $2,600                             40,938               29,701
  Inventory                                                                           583                  249
  Deferred tax asset                                                                2,843                1,341
  Prepaid expenses and other current assets                                         4,342                1,810
  Income taxes receivable                                                           1,653                    -
                                                                        ------------------   ------------------
          Total Current Assets                                                     51,648               36,690

Property and equipment, net of accumulated
  depreciation of $12,894 and $9,947                                                7,532                4,534
Software development costs, net of accumulated
  amortization of $4,561 and $3,368                                                 5,283                8,277
Purchased software costs, net of accumulated
  amortization of $803 and $19                                                      7,808                  211
Goodwill, net of accumulated amortization
  of $6,928 and $4,763                                                             59,133                6,190
Deferred tax asset                                                                  9,438                  355
Other assets, net                                                                   3,924                  524
                                                                        ==================   ==================
          Total Assets                                                $           144,766  $            56,781
                                                                        ==================   ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:

  DRAFTS PAYABLE                                                      $               728  $                 -
  Accounts payable                                                                  7,424                1,986
  Accrued expenses                                                                 15,181                8,017
  Deferred revenues                                                                18,026                5,300
  Customer deposits                                                                 5,823                3,681
  Line of credit                                                                    3,482                    -
  Current portion of long-term debt                                                 4,570                  261
  Income taxes payable                                                                  -                  473
                                                                        ------------------   ------------------
          Total Current Liabilities                                                55,234               19,718

Commitments and Contingencies
Long-term Debt, less current portion and debt discount                             59,036                5,693
Other Long-term Liabilities                                                         1,399                    -

Convertible Subordinated Notes                                                      5,647                    -

Mandatory Redeemable Class A Preferred Stock                                          728                  738

Shareholders' Equity:
  Series preferred stock, 5,000,000 shares authorized,
    none issued and outstanding                                                         -                    -
  Common stock, no par value, 10,000,000 shares authorized,
   5,250,781 and 5,032,977 shares issued and outstanding                           25,703               19,689
  Retained earnings (accumulated deficit)                                          (2,981)              10,943
                                                                        ------------------   ------------------
          Total Shareholders' Equity                                               22,722               30,632
                                                                        ------------------   ------------------
          Total Liabilities and Shareholders' Equity                  $           144,766  $            56,781
                                                                        ==================   ==================

The accompanying notes are an integral part of these consolidated balance sheets

                      CFI PROSERVICES, INC.
                   dba CONCENTREX INCORPORATED
              CONSOLIDATED STATEMENTS OF OPERATIONS
          (Dollars in thousands, except per share data)



                                                                           Years Ended December 31,
                                                                      ----------------------------------
                                                                            1999               1998
                                                                      ----------------   ---------------

Revenue

  Software Products and Services Group

     License Revenue                                                  $        48,730    $       47,590
     Service and Support Revenue                                               38,284            28,077
     Other Revenue                                                              8,295             4,141
   e-Commerce Group
     License Revenue                                                            1,786             1,612
     Service and Support Revenue                                                9,986             4,210
                                                                      ----------------   ---------------
          Total Revenue                                                       107,081            85,630
Cost of Revenue                                                                42,625            29,423
                                                                      ----------------   ---------------
          Gross Profit                                                         64,456            56,207

Operating Expenses
  Sales and marketing                                                          18,659            19,204
  Product development                                                          24,505            14,913
  General and administrative                                                   18,733            10,012
  Goodwill Amortization                                                         2,539             1,228
  Acquired in-process research and development
     and other charges                                                         10,208             2,661
                                                                      ----------------   ---------------
          Total Operating Expenses                                             74,644            48,018
                                                                      ----------------   ---------------
          Income (Loss) From Operations                                       (10,188)            8,189

Non-operating Income (Expense)
  Interest expense                                                             (4,975)             (454)
  Interest income                                                                 269               295
  Canceled stock offering costs                                                     -                 -
  Gain on sale of operating division                                                -                 -
  Equity in losses attributable to joint venture                                    -              (670)
  Other, net                                                                      169                83
                                                                      ----------------   ---------------
          Total Non-operating Income (Expense)                                 (4,537)             (746)
                                                                      ----------------   ---------------
Income (Loss) Before Provision for (Benefit from)
   Income Taxes                                                               (14,725)            7,443
Provision for (Benefit from) Income Taxes                                        (894)            3,483
                                                                      ----------------   ---------------
Net Income (Loss)                                                             (13,831)            3,960
Preferred Stock Dividend                                                           93                95
                                                                      ----------------   ---------------
Net Income (Loss) Applicable to Common Shareholders                   $       (13,924)   $        3,865
                                                                      ================   ===============
Basic Net Income (Loss) Per Share                                     $         (2.71)   $         0.77
                                                                      ================   ===============
Diluted Net Income (Loss) Per Share                                   $         (2.71)   $         0.75
                                                                      ================   ===============

The accompanying notes are an integral part of these consolidated statements.

                              CFI PROSERVICES, INC.
                           dba CONCENTREX INCORPORATED
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                             (Dollars in thousands)

                                                                Common Stock
                                                           ---------------------------      Retained Earnings
                                                             Shares           Amount      (Accumulated Deficit)      Total
                                                           ----------        ---------    ---------------------    ---------
BALANCES, DECEMBER 31, 1997                                 4,925,423        $ 18,865             $   7,078        $ 25,943
       Issuance of Common Stock                               107,554             768                     -             768
       Tax benefits from stock transactions                         -              56                     -              56
       Net income applicable to common shareholders                 -               -                 3,865           3,865
                                                           ----------        ---------    ---------------------    ---------

BALANCES, DECEMBER 31, 1998                                 5,032,977          19,689                10,943          30,632
       Issuance of Common Stock                               306,004           3,414                     -           3,414
       Repurchase of Common Stock                             (88,200)         (1,145)                    -          (1,145)
       Issuance of Common Stock warrants                            -           2,088                     -           2,088
       Exchange of options in connection with acquisition           -           1,651                     -           1,651
       Tax benefits from stock transactions                         -               6                     -               6
       Net Loss applicable to common shareholders                   -               -               (13,924)        (13,924)
                                                           ----------        ---------    ---------------------    ---------
BALANCES, DECEMBER 31, 1999                                 5,250,781        $ 25,703              $ (2,981)       $ 22,722
                                                           ==========        =========    =====================    =========

The accompanying notes are an integral part of these consolidated statements.

                            CFI PROSERVICES, INC.
                         dba CONCENTREX INCORPORATED
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Dollars in thousands)


                                                                   Years Ended December 31,
                                                                   -------------------------
                                                                      1999          1998
                                                                   ----------    -----------
Cash flows from operating activities:
  Net income (loss) applicable to common shareholders              $ (13,924)    $    3,865
  Adjustments to reconcile net income (loss) applicable to common shareholders to cash provided by operating activities:
      Depreciation and amortization                                    9,505          6,805
      Write off of in process research and development                 9,000          2,661
      Interest accreted on mandatory redeemable preferred stock           93             95
      Interest accreted on notes payable                                 301             93
      Amortization of debt discount and deferred loan costs            1,056              -
      Expense for stock warrants issued                                  124              -
      Expense for ESSOP shares issued                                  1,230              -
      Deferred income taxes                                           (1,124)          (586)
      Equity in losses attributable to joint venture                       -            670
      (Increase) decrease in assets, net of effects from
          purchase of businesses:
             Receivables, net                                         (4,954)         2,749
             Inventory                                                   302             48
             Prepaid expenses and other assets                          (655)           612
             Income taxes receivable                                  (1,647)             -
      Increase  (decrease)  in  liabilities,  net of effects
          from  purchase  of businesses:
             Drafts payable                                              728              -
             Accounts payable                                          3,924           (133)
             Accrued expenses                                         (3,935)            52
             Deferred revenues                                         9,541         (7,307)
             Customer deposits                                          (684)         1,966
             Income taxes payable                                       (473)          (596)
                                                                   ----------    -----------
                Net cash provided by operating activities              8,408         10,994

Cash flows from investing activities:
  Expenditures for property and equipment                             (2,711)        (1,680)
  Software development costs capitalized                                   -         (1,054)
  Investment in joint venture                                              -           (304)
  Proceeds from long-term note receivable                                153            189
  Issuance of note receivable                                              -           (391)
  Purchase of investments                                                  -           (206)
  Cash paid for acquisition of Modern Computer Systems, Inc.
    net of cash received                                              (5,591)             -
  Cash received in acquisition of MECA Software, LLC                     889              -
  Cash paid for acquisition of ULTRADATA Corporation, net of
    cash received                                                    (59,968)             -
  Cash paid for other acquistion                                         (98)             -
  Cash paid for acquisition of Mortgage Dynamics, Inc.                     -         (2,668)
                                                                   ----------    -----------
           Net cash used in investing activity                       (67,326)        (6,114)

Cash flows from financing activities:
  Net payments on line of credit                                        (518)        (1,310)
  Payments on note payable                                              (166)             -
  Payments on long-term debt                                          (8,291)          (666)
  Proceeds from long term debt                                        65,000              -
  Proceeds from issuance of convertible subordinated notes             5,550              -
  Payment of deferred loan costs                                      (4,674)             -
  Payments on mandatory redeemable preferred stock                      (103)          (103)
  Proceeds from issuance of common stock                                 965            768
  Repurchase of common stock                                          (1,145)             -
                                                                   ----------    -----------
           Net cash provided by (used in) financing activities        56,618         (1,311)
                                                                   ----------    -----------

Increase (decrease) in cash and cash equivalents                      (2,300)         3,569

Cash and cash equivalents (including restricted cash):
  Beginning of period                                                  3,589             20
                                                                   ----------    -----------
  End of period                                                    $   1,289     $    3,589
                                                                   ==========    ===========


The accompanying notes are an integral part of these consolidated statements.

                            CFI PROSERVICES, INC.
                         dba CONCENTREX INCORPORATED
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS
CFI ProServices, Inc., dba Concentrex Incorporated, and its subsidiaries (the Company) provides technology-powered solutions to the financial services industry. The Company offers a broad range of traditional software products and services, as well as business-to-business e-commerce solutions. Software for a financial institution includes back office "core" processing, loan origination, new account opening, branch automation and cross selling. The Company has been in business since 1978.

BASIS OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company's wholly owned subsidiaries: ULTRADATA Corporation (ULTRADATA), MoneyScape Holdings, Inc. (MSHI), and MECA Software, L.L.C. (MECA). The Company owns a 99% membership interest in MECA, and MSHI owns the remaining 1% membership interest. All intercompany transactions and balances have been eliminated. The Company made certain acquisitions in October 1998, January 1999, May 1999 and August 1999 (see Note 2). These acquisitions have been included in the consolidated financial statements since the dates of acquisition.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash and short-term investments with maturity dates of three months or less at the time of acquisition.

INVENTORY
Inventory consists primarily of printed bank forms and computer hardware, and is stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT
Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the individual assets, which are three years for computer equipment and software, and five to seven years for furniture, fixtures and other equipment. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease. Expenditures for repairs and maintenance are charged to current operations, and costs related to renewals and improvements that add significantly to the useful life of an asset are capitalized. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income.

SOFTWARE
The costs of internally developed software which meet the criteria in SFAS No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed," are capitalized. These costs are amortized on a straight-line basis over estimated economic lives ranging from three to five years.

Purchased software is capitalized at cost and amortized on a straight-line basis over the estimated economic life of three to six years. Generally, contracts for purchased software require royalties to be paid based on revenues generated by the related software.


                                                            Years Ended December 31,
                                                         ------------------------------
                                                            1999              1998
                                                         -----------      -------------
                                                                 (In thousands)

Amortization of internally developed software         $       2,993    $         2,633
Amortization of purchased software                              784                 19


GOODWILL

Goodwill resulting from acquisitions is amortized on a straight-line basis over estimated lives of five to 20 years. The Company believes these useful lives are appropriate based on the factors influencing acquisition decisions. These factors include product life, profitability and general industry outlook. The Company reviews its goodwill for impairment at the end of each quarter, or more frequently when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. To perform that review, the Company estimates the sum of expected future undiscounted cash flows from operating activities. If the estimated net cash flows are less than the carrying amount of goodwill, the Company recognizes an impairment loss in an amount necessary to write the assets down to fair value as determined by the expected discounted future cash flows. In 1998 the Company wrote off $877,000, reflecting the remaining goodwill associated with its fisCAL credit analysis products and related severance costs calculated in accordance with pre-existing employment contracts. These charges are included in the acquired in-process research and development and other charges in the Company's Statement of Operations for 1998.

INVESTMENT IN JOINT VENTURE

In November 1997 the Company made a 50% investment in Lori Mae, L.L.C. (Lori Mae), a company designed to securitize small business loans originated by community banks. The Company uses the equity method to account for its investment in this joint venture. In 1998 the Company wrote off its initial investment in Lori Mae in the amount of $352,000 due to lack of acceptable market demand for Lori Mae's initial product. This charge, in addition to losses attributable to the joint venture, are included in equity in losses attributable to joint venture in the Company's Statement of Operations for 1998. At December 31, 1999 and 1998, the Company's net investment in Lori Mae was $0.

DEFERRED LOAN COSTS AND DEBT DISCOUNT

Deferred loan costs associated with the Company's debt are included in other assets. Deferred loan costs net of amortization were $3,602,000 and $0 at December 31, 1999 and 1998, respectively. Debt discount is recorded as a reduction in the carrying value of the debt. Deferred loan costs and debt discount are amortized using the effective interest method. See Note 6.

REVENUE RECOGNITION

License revenues are derived from three kinds of transactions:

     o Licenses with no follow-on obligations on the part of the Company are recognized upon delivery.
     o Licenses which require installation and training by the Company prior to use are recognized upon completion of the installation and training.
     o Licenses which include significant amounts of tailoring and, occasionally, customization are recognized on a percentage of completion basis as the tailoring and customization are performed. Estimates of efforts to complete a project are used in the percentage of completion calculation. Due to the uncertainties inherent in these estimates, actual results could differ from those estimates.

If the license agreement obligates the Company to provide post-contract support at no additional cost to the customer, the revenue related to the post-contract support is recognized ratably over the support period. Returns and exchanges are infrequent and are recorded as reductions in license revenue when the obligation to accept the return or conduct the exchange becomes known.

Revenues for consulting, custom programming and training, where separately contracted for, are recognized as the related services are performed. Other revenues include sales of preprinted forms and hardware, which are recognized upon delivery. Amounts received in advance for service and support contracts are deferred and recognized ratably over the support period. Amounts in excess of invoiced minimums for service and support charges based on usage are estimated and recognized in the period in which usage occurs. Included in receivables at December 31, 1999 and 1998 are unbilled receivables of $7.3 million and $7.7 million, respectively. These primarily relate to percentage of completion contracts and contracts with deferred payment terms.

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting For Income Taxes." This pronouncement requires deferred tax assets and liabilities to be valued using the enacted tax rates expected to be in effect when the temporary differences are recovered or settled.

ADVERTISING COSTS

Advertising costs are expensed as incurred. These costs were $1.8 million and $1.4 million for the years ended December 31, 1999 and 1998, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of accounts receivable, accounts payable and debt instruments. At December 31, 1999 and 1998, the fair value of the Company's accounts receivable and accounts payable approximated their carrying value due to their short-term nature. At December 31, 1999 and 1998, the fair value of the Company's debt, excluding debt discount, approximated its carrying value.

EARNINGS PER SHARE

Basic earnings per share (EPS) and diluted EPS are computed using the methods prescribed by SFAS No. 128, "Earnings per Share." Basic EPS is calculated using the weighted average number of common shares outstanding for the period and diluted EPS is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding. Following is a reconciliation of basic EPS and diluted EPS:


  Year Ended December 31,           1999                             1998
------------------------------    --------- --------- ---------    --------- --------- ---------
(In thousands, except per
share data)                                           Per                              Per
                                                      Share                            Share
BASIC EPS                           Loss     Shares   Amount        Income    Shares   Amount
---------                         --------- --------- ---------    --------- --------- ---------

Income (loss) available to
 Common shareholders              $(13,924)   5,132   $(2.71)      $ 3,865     5,012    $ 0.77
                                                      =========                        =========
Effect of Dilutive Securities
  Stock Options                      -          -                     -          155
                                  --------- ---------              --------- ---------

DILUTED EPS
-----------
Income (loss) available to
 Common shareholders              $(13,924)    5,132   $(2.71)      $ 3,865     5,167    $ 0.75
                                                      =========                        =========

The number of options and warrants to purchase shares of common stock and the assumed conversion of convertible subordinated notes that were excluded from the table above (as the effect would have been anti-dilutive) were 2,112,447 for the year ended December 31, 1999 and 787,184 for the year ended December 31, 1998, respectively.

SUPPLEMENTARY CASH FLOW INFORMATION


The Company made the following cash payments:                                Years Ended December 31,
                                                                             ------------------------
                                                                               1999          1998
                                                                             ---------     ---------
                                                                                 (In thousands)

Interest and preferred dividends                                          $     2,401           554
Income taxes                                                                    2,016         4,751


Noncash investing and financing activities were as follows:

                                                                            Years Ended December 31,
                                                                            ------------------------
                                                                               1999         1998
                                                                             ---------     --------
                                                                                 (In thousands)

Tax benefit from exercise of nonqualified stock options                   $         6   $       56
Increase in goodwill for accrued acquisition related  contingent
   royalties                                                                      752        1,085
Reclassification of bank line of credit to long-term debt                          --        4,000
Issuance of common stock in connection with acquisition of Modern
       Computer Systems, Inc.                                                     650           --
Issuance of common stock in connection with acquisition of MECA
       Software, L.L.C.                                                           569           --
Assumption of debt in connection with acquisition of MECA Software,
       L.L.C.                                                                   7,500           --
Other liabilities assumed in connection with acquisitions                      17,676           --
Accrual of loan renegotiation costs                                             1,711           --
Fair value of stock warrants issued in connection with financings               1,964           --
Fair value of stock options converted in connection with acquisition of
       ULTRADATA Corporation                                                    1,651           --
Note payable acquired in connection with acquisition of ULTRADATA
       Corporation                                                                504           --



RECLASSIFICATIONS

Certain reclassifications in the financial statements and notes have been made to prior year financial statements to conform with the current presentation.

COMPREHENSIVE INCOME

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income. Comprehensive income includes charges or credits to equity that did not result from transactions with shareholders. SFAS No. 130 became effective during 1998. As net income (loss) and comprehensive income (loss) were identical in 1999 and 1998, SFAS No. 130 did not have an impact on the Company's financial statements.

SEGMENT REPORTING

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires the Company to report certain information about operating segments. SFAS No. 131 became effective for the Company's year ended December 31, 1998. The Company provides integrated software to financial institutions for, among other things, use in back office processing, branch automation, loan origination, new account opening and electronic banking. The Company classifies its products primarily as application products and e-commerce products. These products constitute the Company's suite of products and are sold to the same types of customer through similar distribution channels. Accordingly, the Company believes it operates in one segment. During 1999 revenue was reclassified for all periods into the Software Products and Services group and the e-Commerce group. Total revenues did not change as a result of this reclassification. Revenues for products and associated services are separately reported in the Software Products and Services group and the e-Commerce group on the Statement of Operations.

Virtually all of the Company's sales are made in the United States. The remaining sales are made to customers located in Latin America.

RECENT PRONOUNCEMENT

In June 1999, Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 137). SFAS 137 is an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities." SFAS 137 establishes accounting and reporting standards for all derivative instruments. SFAS 137 is effective for the Company beginning January 1, 2001. The Company currently does not have any significant derivative instruments and, accordingly, does not expect the adoption of SFAS 137 to have a significant impact on its results of operations or financial position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB No. 101) on revenue recognition. SAB No. 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company does not expect the adoption of SAB No. 101 to have a material impact on its results of operations or financial position.

2.        ACQUISITIONS

Effective January 1, 1999 the Company acquired substantially all of the assets of Modern Computer Systems, Inc. and certain related corporations (collectively, MCS). MCS offers hardware and software solutions for the back office accounting needs of community banks and credit unions. The purchase price approximated $7.0 million and consisted of cash paid of $6.0 million, common stock issued of $650,000 and acquisition costs. The purchase price was allocated to the estimated fair value of the assets acquired, which included goodwill and purchased software. The acquisition was accounted for as a purchase. The operations of MCS have been included in the Company's results of operations since January 1, 1999. The 1998 pro forma results reflecting the MCS acquisition are not materially different from the Company's reported results for the year ended December 31, 1998.

Effective May 17, 1999 the Company and MSHI acquired 99% and 1%, respectively, of the equity in MECA in exchange for 50,000 shares of Concentrex common stock. The acquisition was accounted for as a purchase. The net purchase price approximated $12.3 million and consisted of the common stock issued, assumption of net liabilities and accrued acquisition costs. The liabilities assumed included $7.5 million of debt owed to certain former members of MECA and was repaid by the Company from proceeds from bank borrowings. The purchase price was allocated to the estimated fair value of the assets acquired, which included the expensing of $3.8 million of in-process research and development and the recognition of a $10.5 million deferred tax asset. The technological feasibility of the acquired technology, which has no alternative future use, had not been established prior to the purchase. The excess of the fair value of the assets acquired over cost (negative goodwill) was allocated to reduce acquired non-current assets. The Company is still obtaining certain data related to the acquisition, and accordingly, the purchase price allocation remains open. The operations of MECA have been included in the Company's results of operations since May 17, 1999.

Effective August 13, 1999 Concentrex acquired all of the outstanding common stock of ULTRADATA. ULTRADATA provides information management software and solutions for relationship-oriented financial institutions. The acquisition was accounted for as a purchase, resulting in approximately $56.4 million of goodwill and purchased software. These amounts are being amortized over a period of six to 20 years. The purchase price was $67.7 million, including acquisition-related expenses. The purchase price was allocated to the estimated fair value of the assets acquired, which included the expensing of $5.2 million of in-process research and development. The technological feasibility of the acquired technology, which has no alternative future use, had not been established prior to the purchase. The Company is still obtaining certain data related to the acquisition, and, accordingly, the purchase price allocation remains open. The operations of ULTRADATA have been included in the Company's results of operations since August 13, 1999.


In October 1998 the Company acquired substantially all of the assets of Mortgage Dynamics, Inc. (MDI). The acquisition was accounted for as a purchase. The purchase price was $2.7 million in cash plus certain contingent royalties tied to future revenue production. In conjunction with this acquisition, the Company recorded approximately $1.5 million of goodwill, which is being amortized ratably over seven years; $230,000 of purchased software, which is being amortized ratably over three years; and $991,000 of acquired in-process research and development, determined by independent appraisal, all of which was expensed in 1998. The technological feasibility of the acquired technology, which has no alternative future use, had not been established prior to the purchase. Pro forma results reflecting the MDI acquisition are not materially different from the Company's reported results for 1998.

Unaudited pro forma results of operations assuming the MECA and ULTRADATA acquisitions occurred at January 1, 1998 are as follows:

                                                 Years ended December 31,
                                               ---------------------------
                                                 1999              1998
                                               ----------       ----------
                                             (In thousands except per share data)

Total Revenue                                 $     131,684      $   139,637
Net loss applicable to common shareholders    $     (21,991)     $   (10,133)
Basic net loss per share                      $       (4.26)     $     (2.00)
Diluted net loss per share                    $       (4.26)     $     (2.00)


Pro forma results include the write-off of acquired in-process research and development in the year incurred.

3.    PROPERTY AND EQUIPMENT

The major categories of property and equipment are summarized as follows:

                                                        December 31,
                                           -----------------------------------------
                                                 1999                    1998
                                           -----------------        ----------------
                                                        (In thousands)

      Computer hardware and software    $            14,397      $           10,630
      Furniture and fixtures                          4,206                   3,293
      Leasehold improvements                          1,584                     558
      Machinery and equipment                           239                      --
                                           -----------------        ----------------
                                                     20,426                  14,481
      Less- accumulated depreciation                 12,894                   9,947
                                           =================        ================
                                        $             7,532      $            4,534
                                           =================        ================

Depreciation expense for the years ended December 31, 1999 and 1998 was $2,668,000 and $2,381,000, respectively.

4.        ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                                   December 31,
                                                         ----------------------------------
                                                             1999                1998
                                                         -------------       --------------
                                                                  (In thousands)

      Accrued royalties                               $         1,372     $          1,766
      Accrued commissions                                         831                  960
      Accrued bonuses and profit sharing                        3,206                2,095
      Sales taxes                                               1,141                  599
      Accrued acquisition costs, primarily severance            2,660                   --
      Other                                                     5,971                2,597
                                                         =============       ==============
                                                      $        15,181     $          8,017
                                                         =============       ==============

Accrued severance costs were recorded in connection with the 1999 acquisitions. Amounts relate to employees terminated prior to December 31, 1999 as a result of the acquisitions and were accrued pursuant to contractual obligations assumed in the acquisitions.

5.    EMPLOYEE BENEFIT PLANS

The Company created a profit sharing plan (the Plan) on February 1, 1989 under the provisions of Section 401(k) of the Internal Revenue Code. Effective January 1, 1999, the Plan was amended to be an Employee Savings and Stock Ownership Plan (ESSOP). The ESSOP provides for employee profit sharing and employer matching of 401(k) contributions to be made in the form of Company common stock. Employer matching contributions to the ESSOP are made at the discretion of the Board of Directors and were $944,000 and $856,000 for the years ended December 31, 1999 and 1998, respectively.

The Board of Directors has approved an officers' bonus plan. The amount and timing of bonuses and profit sharing payments under the ESSOP are at the Board's discretion. In 1999 the profit sharing payment under the ESSOP was made in common stock. The expense associated with these plans for the years ended December 31, 1999 and 1998 was $4,331,000 and $2,735,000, respectively.

Through December 31, 1998 the Company had a qualified employee stock purchase plan (ESPP) which allowed qualified employees to direct up to seven percent of monthly base pay for purchases of stock. The purchase price for shares purchased under the plan was 85 percent of the lesser of the fair market value at the beginning or end of the plan year. The ESPP terminated in accordance with its terms during 1999.

6.    FINANCINGS

COMMON STOCK
On May 14, 1999 the Company sold 90,000 shares of its common stock to one investor for gross proceeds of $900,000. The proceeds of the issuance were used to repay liabilities acquired in the MECA acquisition.

During January 1999 the Company's Board of Directors authorized a repurchase of up to $5.0 million of the Company's common stock. During the first quarter of 1999, the Company repurchased 88,200 shares of its common stock for $1.1 million. The Company did not repurchase any other shares in 1999.

DEBT
On May 17, 1999 the Company entered into two lending agreements (the "USNB Lending Agreements") with U.S. Bank National Association ("USNB"). On August 13, 1999 the USNB Lending Agreements were terminated, and all amounts outstanding were repaid, upon completion of the financing described in the following paragraphs. The first USNB Lending Agreement was for a revolving line of credit in an amount not to exceed $5.0 million (the "Revolving Line") to be used for working capital. The Company drew $4.0 million on the Revolving Line on May 17, 1999 and used the proceeds to pay off all amounts owing on a previous line of credit with Bank of America; the Bank of America credit facility with the Company was simultaneously terminated. The second USNB Lending Agreement was for a revolving line of credit in an amount not to exceed $15.0 million (the "Acquisition Line") to be used for acquisitions. The Company drew $8.3 million on the Acquisition Line on May 17, 1999 and used the proceeds to pay off certain liabilities assumed in connection with the acquisition of MECA on that date. The Company drew an additional $2.7 million on the Acquisition Line to purchase shares of ULTRADATA common stock in open market transactions during the quarter ended June 30, 1999.

On August 13, 1999 the Company and its subsidiaries entered into a financing agreement (the "Financing Agreement") with Foothill Capital Corporation ("Foothill") and certain other parties (collectively, the "Lenders") for three credit facilities aggregating $80 million. The credit facilities provided under the Financing Agreement terminate on August 13, 2002.

The first credit facility under the Financing Agreement is a revolving credit facility (the "Foothill Revolver") for up to $15 million, subject to borrowing base restrictions related to accounts receivable of the Company and its subsidiaries. The Foothill Revolver bears interest at an annual rate equal to the prime rate plus 1.0%. On August 13, 1999 the

Company drew $1.7 million under the Foothill Revolver in connection with the ULTRADATA acquisition. The interest rate on the Foothill Revolver was 9.5% at December 31, 1999.

The second credit facility under the Financing Agreement is a term loan for $35 million (the "Term A Loan") that bears interest at an annual rate equal to the prime rate plus 2.0%. The Term A Loan has scheduled quarterly prepayments of principal beginning in the second quarter of 2000 that are expected to aggregate $19 million over the term of the loan; the expected remaining principal of $16 million is due on August 13, 2002. On August 13, 1999 the Company drew $35 million under the Term A Loan in connection with the ULTRADATA acquisition. The interest rate on the Term A Loan was 10.5% at December 31,1999.

The third credit facility under the Financing Agreement is a term loan for $30 million (the "Term B Loan") that bears interest at an annual rate equal to the prime rate plus 5.0%. The Term B Loan has no scheduled prepayments of principal. The Term B Loan is due in full on August 13, 2002. On August 13, 1999 the Company drew $30 million under the Term B Loan in connection with the ULTRADATA acquisition. The interest rate on the Term B Loan was 13.5% at December 31, 1999.

In connection with the credit facilities provided under the Financing Agreement, the Company issued to the Lenders warrants (the "Lender Warrants") to purchase up to 381,822 shares of the common stock of the Company, which represented 5.0% of the fully diluted common stock of the Company at the date of issuance. The exercise price of the Lender Warrants is $10.00 per share. The Company has registered for resale the shares of common stock issuable upon exercise of the Lender Warrants. The Lender Warrants are exercisable through August 13, 2004. The Company also issued warrants to purchase 58,000 shares of common stock to the debt placement agent in connection with obtaining the credit facilities under the Financing Agreement. The warrants issued to the debt placement agent have the same terms as the Lender Warrants. The Company recorded the fair value of the warrants as debt discount and deferred loan costs as appropriate.

At December 31, 1999 and December 31, 1998, long-term debt consisted of the following:

                                                                               December 31,
                                                                           --------------------
                                                                              1999         1998
                                                                          -----------  -----------
                                                                               (In thousands)
Term A Loan                                                             $   35,000    $       --

Term B Loan                                                                 30,000            --

Note payable, in relation to Halcyon acquisition, with imputed interest at 8.0%, due in quarterly installments of $50, including
interest, payable through 2001                                                 272           449

Note payable, assumed in the Halcyon acquisition, in
monthly   installments  of  $6,  including  interest
imputed at 8.5%, with final payment due October 2004                           265           307

Guaranteed royalties to be paid in relation to Input acquisition,
with imputed interest at 6.0%, payable through March 2001                      813         1,148

TSTG non-compete payments through April 1999                                    --            50

Note payable, assumed in the ULTRADATA acquisition, due in
monthly installments of $29, including interest at the rate of 10.0%           410            --

Long-term portion of line of credit                                             --         4,000
                                                                          -----------   -----------
                                                                            66,760         5,954

Less current portion of long-term debt                                      (4,570)         (261)
Less debt discount                                                          (3,154)           --
                                                                          -----------   -----------
Long-term debt                                                          $   59,036    $    5,693
                                                                          ===========   ===========


Payouts under long-term debt are as follows (in thousands):

YEARS ENDING DECEMBER 31,
2000                                                 $          4,570
2001                                                           10,021
2002                                                           52,055
2003                                                               60
2004                                                               54
                                                       ===============
                                                     $         66,760
                                                       ===============

On August 13, 1999 the Company also issued 10% Convertible Subordinated Discount Notes (the "Subordinated Notes") in the aggregate original face amount of $7.4 million (with original issue discount of $1.9 million). The Subordinated Notes are generally non-callable by the Company through August 13, 2002. Interest at 10% per annum accretes on the Subordinated Notes through August 13, 2002 and then becomes payable in cash by the Company if the Subordinated Notes are not redeemed or converted by that date. The Subordinated Notes are initially convertible into a maximum of 743,754 shares of the Company's common stock at the election of the holders. The actual number of shares into which the Subordinated Notes are convertible depends upon the date of conversion and the amount of interest accreted on the Subordinated Notes through the date of conversion. The conversion price of the Subordinated Notes is $10.00 per share. If the average closing price of the Company's common stock for the 10 trading days ending on August 12, 2000 is less than $10.00 per share, the conversion price will be reduced at that time to equal such average price. If the conversion price of the Subordinated Notes is reduced pursuant to the terms of the Subordinated Notes, the Company will record additional interest expense. The Subordinated Notes are due on August 13, 2004 if not previously converted by that date. The Company received gross proceeds of $5.5 million upon issuance of the Subordinated Notes, all of which was used in connection the ULTRADATA acquisition.

During the fourth quarter of 1999, we amended our financing agreements with our lenders. In consideration for those amendments, we agreed to pay fees of 2% of the total loan commitments (a total of $1.7 million) and agreed to decrease the exercise and conversion prices of certain warrants and convertible notes held by the lenders from $12.34 per share to $10 per share. The new exercise and conversion prices for the warrants were established at a 24% premium to the market price of our common stock at December 31, 1999. The loan fees paid and the fair value attributed to the change in the exercise price of the warrants held by the debt holders was recorded as additional debt discount.

As a result of our 1999 acquisitions, the Company is highly leveraged. Our loan agreements contain financial covenants that we must abide by and prohibit the payment of dividends on our common stock, among other restrictions. For example, the Company is required to generate specific levels of earnings before interest, taxes, depreciation and amortization ("EBITDA") measured over four-quarter periods. At December 31, 1999, the Company was in compliance with all financial covenants.


7.   COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases facilities and equipment under operating leases, with terms from one to 10 years, payable in monthly installments. Total lease expense was $4,582,000 and $2,980,000 for the years ended December 31, 1999 and 1998, respectively.

Future minimum lease payments are as follows (in thousands):

YEARS ENDING DECEMBER 31,
2000                                  $          6,202
2001                                             5,873
2002                                             4,573
2003                                             4,470
2004                                             3,651
Thereafter                                       3,950
                                         ==============
                                      $         28,719
                                         ==============
In 1998, the Company recorded a loss of $793,000 for the present value of net future lease payments due with respect to certain office space in Atlanta that the Company ceased using. The loss was included in other charges on the Statement of Operations for 1998.

CONTINGENCIES

The Company is involved in routine legal matters incidental to its business. The Company believes that the resolution of any such matters that are currently outstanding will not have a material effect on its financial condition or results of operations. However, no assurance can be given that the concurrent resolution of several of such matters in manners adverse to the Company would not have a material adverse effect on the Company's financial condition or results of operations.

During the year ended December 31, 1999, the Company recorded an expense of $900,000 related to a settlement of an arbitration proceeding. This expense was included in other charges on the Statement of Operations for 1999.


8.    INCOME TAXES

The provision (benefit) for income taxes is as follows:

                                           Years Ended December 31,
                                    --------------------------------------
                                         1999                  1998
                                    ----------------      ---------------
                                               (In thousands)

Current tax provision:

  Federal                        $            206      $         3,667
  State                                        24                  402
                                    ----------------      ---------------
                                              230                4,069
Deferred tax provision (benefit)           (1,124)                (586)
                                    ----------------      ---------------
Total provision (benefit)        $           (894)     $         3,483
                                    ================      ===============

The reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate is as follows:

                                                       Years Ended December 31,
                                                     ----------------------------
                                                        1999             1998
                                                     -----------      -----------

Federal statutory rate                                     (34.0) %         34.0  %
State income taxes net of Federal benefit                   (4.0)            4.8
Disallowance of meals and entertainment expenses             0.9             1.4
Purchase accounting adjustments, including goodwill
  amortization                                              29.8             5.5
Change in valuation allowance                                 --            (0.1)
Other                                                        1.3             1.2
                                                     -----------      -----------
                                                            (6.0) %         46.8  %
                                                     ===========      ===========

Deferred tax assets and liabilities are comprised of the following components:

                                                                      December 31,
                                                            ---------------------------------
                                                                1999                1998
                                                            --------------       ------------
                                                                     (In thousands)

  Current deferred tax asset:

  Allowance for doubtful accounts                        $        1,118       $        844
  Current portion of net operating loss carryforwards                --                164
  Severance and other accruals                                    1,006                281
  Accrued vacation liability                                        214                 --
  Other                                                             505                 52
                                                            --------------       ------------
  Total current deferred tax asset                       $        2,843       $      1,341
                                                            ==============       ============
  Long-term deferred tax asset (liability):

  In-process technology acquired                         $        2,448       $      2,660
  Depreciation                                                      197               (160)
  Intangibles amortization                                       (1,259)               702
  Tax basis of acquired asset in excess of book                   9,510                 --
  Capitalized software                                           (1,900)            (3,145)
  Net operating loss and credit carryforwards                     3,849                475
  Other                                                             (33)               (77)
                                                            --------------       ------------
  Gross long-term deferred tax asset                             12,812                455
  Valuation allowance                                            (3,374)              (100)
                                                            --------------       ------------
  Total long-term deferred tax asset                     $        9,438       $        355
                                                            ==============       ============

The increase (decrease) in the valuation allowance was $3,274,000 and $(72,000) for the years ended December 31, 1999 and 1998, respectively.

At December 31, 1999, for Federal tax return reporting purposes, the Company had approximately $7.1 million of regular and alternative minimum tax loss carryovers that expire at various dates through 2019. In addition, at December 31, 1999, the Company had $1.2 million of general business credit carryovers that expire at various dates through 2013. The general business credit carryovers may not be used to offset taxes payable until the tax loss carryovers are fully utilized. Current Federal tax law limits the net operating loss and tax credit carryforwards available to be used in any given year in the event of certain circumstances including significant changes in ownership interests. The Company is limited to using approximately $3.7 million of net operating loss carryovers in any one year. During 1999 the Company acquired certain tax loss carryforwards in connection with its acquisitions. Because of the uncertainty of realization of these tax loss carryforwards, the Company provided a valuation allowance against the related deferred tax assets. The increase in the valuation allowance in 1999 is primarily attributed to these acquired tax loss carryforwards. Realization, if any, of these tax loss carryforwards will be recorded as a reduction in goodwill.


9.    PREFERRED STOCK

The Company is redeeming the 10,300 outstanding shares of mandatory redeemable Class A preferred stock at $262.14 per share over a 28-year period ending in the year 2018. The present value of the remaining payments, which are due quarterly, has been recorded as the carrying value at December 31, 1999 and 1998. The carrying value is adjusted as payments are made and dividends are accrued on the shares yet to be redeemed. The rate used to calculate the present value was 13 percent per annum, which approximated the Company's borrowing rate at the time redemption commenced. At December 31, 1999 there were 7,017 outstanding shares remaining to be redeemed.

The repayment schedule for the mandatory redeemable Class A preferred stock at December 31, 1999 is as follows (in thousands):

2000                                             $           103
2001                                                         103
2002                                                         103
2003                                                         103
Thereafter                                                 1,428
                                                    -------------
Total future payments                                      1,840
Less- Amount representing dividends                        1,112
                                                    -------------
Present value of future payments                             728
Less- Current portion                                         --
                                                    -------------
Long-term mandatory redeemable preferred stock   $           728
                                                    =============

10.    STOCK OPTIONS AND DIRECTOR COMPENSATION

At December 31, 1999, the Company had four stock plans: a Consolidated Plan, a nonqualified stock option plan, the Compensation Plan for outside directors and the ESSOP.

Under the Consolidated Plan, options, which consist of incentive stock options and nonqualified stock options, generally vest ratably over five years and generally expire ten years from the date of grant. The exercise price for incentive stock options granted under the plan is set at the fair market value at the grant date. The exercise price for nonqualified options may be set below the fair market value at the grant date, but, to this date, no options have been granted with an exercise price less than fair market value at the grant date.

Under the nonqualified stock option plan, available to officers and key employees, the vesting period and exercise price, which may be set below the fair market value at the date of grant, are determined by the Compensation Committee of the Board of Directors. No options have been granted with an exercise price less than fair market value at the date of grant.

Under the Restated Outside Director Compensation and Stock Option Plan (the Compensation Plan), the company provides for outside directors to be paid a $7,000 retainer and $1,000 for each Board of Directors meeting attended, and the issuance of stock options. The options are awarded annually on the first business day after each annual meeting of shareholders.

Under the ESSOP 175,000 shares of Common Stock were initially reserved, of which 104,618 had been issued as of December 31,1999. The Company records compensation expense for the shares issued under the ESSOP based on the fair market value of the stock.

Below is a table showing the activity for the three stock option plans during 1999 and 1998:

                                                       Weighted Average              Total
                                 Shares Subject       Exercise Price Per           Exercise
                                   to Options                Share                   Price
                                                                                (in thousands)
                                -----------------     --------------------     ------------------
Balances, December 31, 1997            783,303     $              12.32     $            9,653
Options granted                        214,293                    12.39                  2,655
Options exercised                      (51,680)                   10.43                   (539)
Options lapsed                         (30,490)                   13.74                   (419)
                                -----------------     --------------------     ------------------
Balances, December 31, 1998            915,426                    12.40                 11,350
Options granted                        468,956                     9.25                  4,337
Options exercised                       (9,442)                    4.93                    (46)
Options lapsed                         (13,437)                   10.19                   (137)
                                -----------------     --------------------     ------------------
Balances, December 31, 1999          1,361,503     $              11.39     $           15,504
                                =================     ====================     ==================

In August 1999 the Company exchanged 273,293 of outstanding employee stock options as a result of the ULTRADATA acquisition. The exercise prices for these options range from $3.66 to $15.32 per share. These options are included in the table above as options granted during 1999. The Company has recorded as part of the purchase price $1.7 million relating to the fair value of the options exchanged.

For all three stock option plans at December 31, 1999, there were 1,478,404 shares of unissued stock reserved for issuance, of which 116,901 shares remained available for future grants. Options to purchase 767,788 and 437,026 shares of common stock were exercisable at December 31, 1999 and 1998, respectively. These exercisable options had weighted average exercise prices of $10.71 and $9.91 at December 31, 1999 and 1998, respectively.

The Financial Accounting Standards Board issued SFAS No.123 which defines a fair value based method of accounting for an employee stock option and similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB 25. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted during 1999 and 1998 using the Black-Scholes options pricing model as prescribed by SFAS 123 using the following weighted average assumptions for grants:


                            For the Year Ended December 31,
                         -------------------------------------
                             1999                  1998
                         --------------       ----------------

Risk-free interest rate          6.25%                   6.0%
Expected dividend yield           0.0%                   0.0%
Expected lives (years)             7.5                    7.5
Expected volatility              35.0%                  59.4%


Using the Black-Scholes methodology, the total value of options granted during 1999 and 1998 was $1.1 million and $1.2 million, respectively, which would be amortized on a pro forma basis over the vesting period of the options (typically five years). The weighted average fair value of options granted during 1999 and 1998 was $7.52 per share and $8.36 per share, respectively. During 1999, the Company terminated the ESPP. The number of shares issued under the ESPP was 1,944 and 22,383 for the years ended December 31, 1999 and 1998, respectively, and the related weighted average purchase price and weighted average fair value of shares issued were $9.77 and $5.19, respectively for 1999 and $10.20 and $5.83, respectively for 1998.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net income (loss) and net income
(loss) per share would approximate the pro forma disclosures below:

                                        For the Year Ended December 31,
                                     (in thousands, except per share data)
                           ---------------------------------------------------------
                                      1999                           1998
                           --------------------------     --------------------------
                           As Reported    Pro Forma       As Reported    Pro Forma
                           -------------  -----------     -------------  -----------
Net income (loss)             $(13,924)    $(14,921)           $ 3,865      $ 2,659
Net income (loss)
  per share - basic             $(2.71)      $(2.91)            $ 0.77       $ 0.53
Net income (loss) per
  share - diluted               $(2.71)      $(2.91)            $ 0.75       $ 0.53


The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. Additional awards are anticipated in future years.

The following table summarizes information about stock options outstanding at December 31, 1999:

                             Options Outstanding                             Options Exercisable
------------------------------------------------------------------     -------------------------------
                                        Weighted
                         Number          Average          Weighted        Number of            Weighted
  Range of Exercise       Out-          Remaining          Average          Shares             Average
   Prices Per Share    standing at     Contractual        Exercise      Exercisable at         Exercise
                         12/31/99       Life (years)        Price          12/31/99             Price
----------------    --------------    -------------    -------------  -----------------    ---------------
 $ 1.00 -  4.99          125,924           2.5              $  1.85           120,305          $  1.72
 $ 5.00 -  9.99          232,847           7.4              $  6.95           158,487          $  6.89
 $10.00 - 14.99          699,154           6.8              $ 12.32           309,218          $ 12.40
 $15.00 - 15.99          207,178           6.1              $ 15.01           126,578          $ 15.02
 $16.00 - 20.00           86,400           6.3              $ 19.48            43,200          $ 18.97
 $24.25 - 24.25           10,000           1.3              $ 24.25            10,000          $ 24.25

11.      SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


QUARTER ENDED (1) (3)                          March 31,         June 30,      September 30,    December 31,
(In thousands, except per share data)            1999              1999            1999		1999
----------------------------------------     ------------     ------------     ------------     ------------
Revenue                                  $        20,053  $       27,829   $       29,563   $       29,636
Gross profit                                      12,306          17,570           18,000           16,580
Net income (loss) applicable to common
   shareholders                                      799             (979)         (9,037)          (4,707)
Net income (loss) per share - basic      $          0.16  $         (0.19) $        (1.74)  $        (0.90)
Net income (loss) per share - diluted    $          0.16  $         (0.19) $        (1.74)  $        (0.90)




QUARTER ENDED (2) (3)                          March 31,         June 30,      September 30,    December 31,
(In thousands, except per share data)            1998             1998             1998		1998
----------------------------------------     ------------     ------------     ------------     ------------
Revenue                                  $        19,051   $      19,002    $      23,186    $      24,391
Gross profit                                      12,303          11,835           15,413           16,656
Net income applicable to  common
   shareholders                                    1,000             927            1,593              345
Net income per share - basic             $          0.20   $        0.19    $        0.32    $        0.07
Net income per share - diluted           $          0.19   $        0.18    $        0.31    $        0.07


(1) The results in the third quarter of 1999 reflect pretax charges totaling $5.2 million for the value of in- process research and development efforts at the date of the ULTRADATA acquisition and $1.2 million of other charges (see Notes 2 and 7). The results in the second quarter of 1999 reflect pretax charges totaling $3.8 million for the value of in-process research and development efforts at the date of the MECA acquisition (see Note 2).

(2) The results in the fourth quarter of 1998 reflect pretax charges totaling $3.0 for the value of in-process research and development efforts at the date of acquisition pertaining to MDI (see Note 2) and other charges (see Note 1 and Note 7).

(3) The quarterly results reflect the operations of MDI, MCS, MECA and ULTRADATA from the respective dates of their acquisition.


NOTE 12.    EVENT SUBSEQUENT TO DATE OF AUDITORS REPORT (UNAUDITED)

On July 17, 2000 the Company and John H. Harland Company ("Harland") reached an agreement for Harland to purchase all of the outstanding common stock of the Company and assume all of its obligations. The transaction is in the form of a tender offer. The tender offer price is $7.00 per share. The transaction closed on August 23, 2000.